AMENDMENT TO THE BY-LAWS
OF DWS RREEF REAL ESTATE FUND, INC.

      Article II Section 11 of the Fund's By-Laws
shall be amended to read as follows effective July
15, 2009:
           Section 11.  Advance Notice of
Stockholder Nominees for Director and Other
Stockholder Proposals.
			(a)  Annual Meetings of
Stockholders.  (1) Nominations of individuals for
election to the Board of Directors and the proposal
of other business to be considered by the
stockholders may be made at an annual meeting of
stockholders (i) pursuant to the Corporation's notice
of meeting, (ii) by or at the direction of the Board of
Directors or (iii) by any stockholder of the
Corporation who was a stockholder of record both
at the time of giving of notice provided for in this
Section 11(a) and at the time of the annual meeting,
who is entitled to vote at the meeting and who has
complied with this Section 11(a).
				(2)	For
nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of subsection (a)(1) of this
Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and such other business must otherwise be a proper matter for action by the stockholders.
To be timely, a stockholder's notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of such meeting is first made. In no event shall the public announcement of a postponement or adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above.
  Such stockholder's notice shall set forth (i) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (A) the name, age, business address and residence address of such individual, (B) the class, series and number of any shares of stock of the Corporation that are beneficially owned by such individual, (C) whether such stockholder believes any such individual is, or is not, an "interested person" of the Corporation, as defined in the Investment Company
Act of 1940, as amended, and the rules promulgated thereunder (the "Investment Company Act") and information regarding such individual that is sufficient, in the discretion of the Board of Directors or any committee thereof or any authorized officer of the Corporation, to make such determination and (D) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder
Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder and any Stockholder
Associated Person therefrom; (iii) as to the stockholder giving the notice and any Stockholder
Associated Person, the class, series and number of all shares of stock of the Corporation which are owned beneficially by such stockholder and by such Stockholder Associated Person, if any, and (iv) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses
(ii) or (iii) of this Section 11(a)(2), the name and address of such stockholder, as they appear on the Corporation's stock ledger and current name and address, if different, and of such Stockholder
Associated Person.